Exhibit 5.1

Our ref	MUL/636232-000002/52608834v2

LiNiu Technology Group
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

5 October 2017

Dear Sirs

LiNiu Technology Group

We have acted as Cayman Islands counsel to LiNiu Technology Group (the “Company”) to provide this legal opinion in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the “Form S-8”), filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (the “Act”), as amended (the “Registration Statement”) relating to the reservation for issuance of 3,000,000 ordinary shares of US$0.0001 par value each of the Company (the “Shares”) to be issued pursuant to the terms and conditions of the 2017 Omnibus Equity Incentive Plan of the Company (the “Plan”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents, and such other documents as we deem necessary:

1.1	The certificate of incorporation dated 24 September 2007, the certificate of incorporation on change of name dated 8 February 2010, the certificate of incorporation on change of name dated 30 September 2013, the certificate of incorporation on change of name dated 25 April 2017 and the fifth amended and restated memorandum of association and the second amended and restated articles of association of the Company adopted on 24 August 2017 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 27 September 2017 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Plan.

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Plan has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.3	All signatures, initials and seals are genuine.

2.4	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Plan.

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of California.

2.6	The Company has received, or will receive, money or money’s worth (the “Consideration”) in consideration for the issue of the Shares, and none of the Shares have, or will be, issued for less than par value.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualification set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that the Shares to be offered and issued by the Company pursuant to the provisions of the Plan, have been duly authorised for issue, and when issued by the Company pursuant to the provisions of the Plan for the consideration fixed thereto and duly registered in the Company’s register of members (shareholders), will be validly issued and (assuming that all of the Consideration is received by the Company) will be fully paid and non-assessable.

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4	Qualifications

The opinions expressed above are subject to the following qualification:

4.1	Under the Companies Law (2016 Revision) of the Cayman Islands (the “Companies Law”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is addressed to you and may be relied upon by you and your counsel. This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder

Maples and Calder

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LiNiu Technology Group

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

5 October 2017

To:	Maples and Calder

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

LiNiu Technology Group (the “Company”)

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,115.00 divided into 83,333,333.33 ordinary shares of US$0.0006 par value each and 1,150,000 preferred shares of a par value of US$0.0001 each.

4	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

6	Prior to, at the time of, and immediately following the implementation of the Plan, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Plan for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

7	Each director of the Company considers the transactions contemplated by the Plan to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

9	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

10	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Plan.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Yip Cheuk Fai

Name:	Yip Cheuk Fai

Title:	Director

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